Exhibit 99.1

Newfield Exploration Reports Fourth Quarter and Full-Year 2014 Results

➢	Proved reserves up 14% to 645 MMBOE, nearly 60% liquids, adjusted for asset sales
➢	Pre-tax PV10 value increases 18% year-over-year, adjusted for asset sales
➢	Domestic liquids reserves increase more than 22% year-over-year, adjusted for asset sales(1)
➢	Fourth quarter 2014 net production totals 12.7 MMBOE; Full-year 2014 production totals 49.2 MMBOE

The Woodlands, Texas – February 24, 2015 – Newfield Exploration Company (NYSE: NFX) today reported its fourth quarter and full-year 2014 financial results, as well as 2014 year-end proved reserves. Additional operational highlights and disclosures regarding adjustments for asset sales are detailed in the Company’s @NFX publication, located on its website.

Newfield will host a conference call at 10 a.m. CST, February 25, 2015. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 913-312-0848 and enter conference code 2273166 about 10 minutes prior to the scheduled start time.

Fourth Quarter and Full-Year 2014 Financial Summary

For the fourth quarter of 2014, the Company posted net income from continuing operations (inclusive of our China operations) of $367 million, or $2.65 per diluted share (all per share amounts are on a diluted basis). Net income in the quarter was impacted by the following items:

•	a $510 million ($328 million after-tax, or $2.37 per share) gain related to unrealized gain on commodity derivatives;

•	a $14 million ($9 million after-tax, or $0.07 per share) premium to call our Senior Notes Due 2018; and

•	a $7 million, ($5 million after tax, or $0.03 per share) inventory writedown.

Excluding the items listed above, net income from continuing operations for the fourth quarter of 2014 would have been $53 million, or $0.38 per share(1). Revenues from continuing operations for the fourth quarter of 2014 were $495 million.

Fourth quarter net cash provided by operating activities before changes in operating assets and liabilities was $337 million.(1) For the full-year 2014, Newfield posted net income from continuing operations of $650 million, or $4.71 per share. Excluding the unrealized gains on commodity derivatives, the premium to call notes, and the writedown of inventory, net income from continuing operations would have been $248 million, or $1.80 per share(1). Revenues from continuing operations were approximately $2.3 billion in 2014. For 2014, consolidated net cash provided by operating activities before changes in operating assets and liabilities was approximately $1.3 billion.

Fourth Quarter and Full-Year 2014 Production Summary

Newfield’s net production in the fourth quarter of 2014 was 12.7 MMBOE, of which approximately 0.3 MMBOE was from the Company’s China business. Domestic liquids production in the fourth quarter was up 9% compared to the third quarter of 2014, when adjusted for production associated with asset sales. The composition of fourth quarter total production was 42% oil, 18% natural gas liquids and 40% natural gas.

For the full-year 2014, Newfield’s production was 49.2 MMBOE, of which 0.8 MMBOE was from the Company’s discontinued operations in Malaysia.

Proved Reserves

Newfield’s proved reserves at year-end 2014 were 645 MMBOE (96% domestic), up 14% over year-end 2013 (excluding 49 MMBOE associated with asset sales in 2014).  Approximately 52% of reserves are proved developed. Total oil reserves increased 17% year-over-year and now comprise 47% of 2014 total Company reserves and approximately 60% are now liquids.

Highlights from the Company’s year-end 2014 proved reserves report include (adjusted for asset sales during 2014):

➢	The pre-tax present value of reserves (discounted at 10%) increased 18% year-over-year to $8.8 billion.

➢	Domestic liquids reserves increased more than 22% year-over-year and represent 57% of domestic proved reserves.

➢	Anadarko Basin proved reserves increased by 65 MMBOE year-over-year. SCOOP and STACK now comprise nearly 30% (181 MMBOE) of Company proved reserves.

➢	The Company’s proved reserve life index is approximately 14 years.

Newfield invested approximately $1.9 billion in continuing operations in 2014, excluding $255 million in asset retirement obligations (ARO) and capitalized interest and direct internal costs. Approximately $176 million was invested in acquisitions, land and seismic. The invested capital generated 99 MMBOE of “new” proved developed reserves of which 60 MMBOE were proved undeveloped at year-end 2013. The full-year 2014 investments also generated 110 MMBOE of new proved undeveloped reserves. Future development capital associated with the new undeveloped locations is approximately $1.9 billion.

Please see proved reserve and cost incurred tables included in this release.

Operational Highlights

Newfield’s 2014 production results exceeded beginning of the year expectations in each of the Company’s focus areas. For complete highlights and a summary of significant wells completed in the fourth quarter of 2014, see the Company’s @NFX publication located on its website.

Anadarko Basin

Newfield’s net production in the Anadarko Basin averaged approximately 54,000 BOEPD in the fourth quarter of 2014. For the full year 2014, net production from the Anadarko Basin increased more than 100%, totaling 15.4 MMBOE. Newfield continues to increase its acreage position in the basin and today has nearly 300,000 net acres.

SCOOP/Springer and STACK will be the primary focus of Newfield’s 2015 drilling program. Investments in these plays are expected to total about $820 million, or about 70% of the Company’s total 2015 planned capital expenditures. Newfield is currently running 10 operated drilling rigs in the Anadarko Basin and expects that its 2015 production will increase by more than 40% over 2014 levels.

Newfield continues to add acreage in its STACK play and today has approximately 210,000 net acres. Recent drilling results have now “production delineated” approximately 75% of STACK and consistent well results have been demonstrated across a 300 square-mile area. Drilling activities are increasing in STACK, with Newfield expecting to drill more than 50 STACK wells in 2015. This drilling campaign is expected to grow production in the play while holding acreage by production.

Uinta Basin

Newfield’s 2014 net production from the Uinta Basin grew 14% over 2013 levels. Fourth quarter 2014 net production averaged 25,000 BOEPD and full-year 2014 net production was approximately 9.4 MMBOE.

In 2014, Newfield completed 11 super extended lateral (SXL) wells in the Central Basin to assess the Uteland Butte and Wasatch plays. In addition, a recent SXL horizontal test of a new prospective play – the Upper Castle Peak – was successful, with the well producing 1,681 BOEPD gross in initial production and a 30-day average rate of 981 BOEPD (91% oil). Newfield has approximately 65,000 net acres in the Central Basin.

Although encouraged with results in the Central Basin, Newfield has temporarily suspended drilling operations in the Uinta Basin as a result of the commodity price decline. In the Greater Monument Butte Unit waterflood, water flood optimizations continue and the near-term focus is on improving operating expenses and improving margins. This decision allowed for a significant capital reallocation to the Anadarko Basin in 2015. As a result, Newfield expects that its Uinta Basin production will decline approximately 15% in 2015.

Williston Basin

Newfield’s Williston Basin net production in the fourth quarter of 2014 averaged 20,000 BOEPD. Strong well performance and superior execution in 2014 led to a 50% increase in year-over-year production. For the full-year 2014, Williston Basin net production totaled 6.6 MMBOE.

The Company’s SXL (10,000’ laterals) completed well costs continue to show efficiency gains and averaged $6.9 million (gross) in the fourth quarter of 2014, including about $0.8 million in artificial lift and facilities. Newfield’s SXL wells are now being drilled in less than 20 days. Newfield expects that its SXL wells in 2015 will be drilled and completed for approximately $6.5 million (gross).

Newfield has reduced its Williston Basin operated rig count from a four rig average in 2014 to a planned one-rig program in 2015. At this level of drilling activity, coupled with ongoing efficiency gains, the Company expects that its 2015 production in the Williston will remain flat year-over-year.

Eagle Ford

Production from the Company’s developments in the West Asherton field and Fashing area in 2014 grew more than 40% over the prior year to 4.3 MMBOE.  Drilling in the Eagle Ford has been suspended for 2015, allowing for capital reallocation to the Anadarko Basin. The Company expects that its Eagle Ford production will decline approximately 13% in 2015.

Proved Reserves*

The following table summarizes our 2014 proved reserve additions:

	Crude Oil and Condensate (MMBbls)	Natural Gas (Bcf)	Natural Gas Liquids (MMBbls)	Total (MMBOE)
Continuing Operations
December 31, 2013	259	1,648	68	601
Revisions of previous estimates	16	129	13	51
Extensions, discoveries and other additions	42	112	12	72
Purchases of properties	6	9	1	9
Sales of properties	(3)	(164)	(9)	(39)
Production	(19)	(127)	(9)	(49)
December 31, 2014	301	1,607	76	645

Discontinued Operations
December 31, 2013	11	-	-	11
Revisions of previous estimates	-	-	-	-
Extensions, discoveries and other additions	-	-	-	-
Purchases of properties	-	-	-	-
Sales of properties	(10)	-	-	(10)
Production	(1)	-	-	(1)
December 31, 2014	-	-	-	-

Total Company Reserves
December 31, 2013	270	1,648	68	612
Revisions of previous estimates	16	129	13	51
Extensions, discoveries and other additions	42	112	12	72
Purchases of properties	6	9	-	9
Sales of properties	(13)	(164)	(9)	(49)
Production	(20)	(127)	(8)	(50)
December 31, 2014	301	1,607	76	645

* SEC required prices used for year-end 2014 reserve calculations: $4.35 per MMBtu for natural gas and $94.98 per barrel of oil, adjusted for market differentials.

Note:  Revisions include increases of 77 MMBOE associated with infill drilling, partially offset by negative revisions associated with development plan changes and well performance.

Costs Incurred

The following table presents costs incurred for oil and gas property acquisition, exploration and development for 2014:

	Continuing Operations (Domestic & China)	Discontinued Operations (Malaysia)	Total
		(in millions)
Property acquisitions:
Unproved	$ 146	$ -	$ 146
Proved	6	-	6
Exploration and development	2,017	14	2,031
Total costs incurred*	$ 2,169	$ 14	$ 2,183

*Total costs incurred include $199 million of capitalized interest and direct internal costs and $56 million of ARO.

The table above represents a condensed version of the Costs Incurred disclosure required per ASC 932 that can be found in our Annual Report on Form 10-K.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on U.S. resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. We also have offshore oil developments in China.

1  See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2014 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com

	4Q14 Actual
4Q14 Actual Results Note 1	Domestic	China	Total Continuing Operations

Production/LiftingsNote 2
Crude oil and condensate - MMBbls	5.1	0.3	5.4
Natural gas - Bcf	30.1	—	30.1
NGLs - MMBbls	2.3	—	2.3
Total MMBOE	12.4	0.3	12.7

Average Realized PricesNote 3
Crude oil and condensate - $/Bbl	$75.50	$58.93	$74.59
Natural gas - $/Mcf	$3.67	$—	$3.67
NGLs - $/Bbl	$26.27	$—	$26.27
Bbl equivalent - $/BOE	$45.38	$58.93	$45.70

Operating Expenses:
Lease operating ($MM)
Recurring	$63.7	$6.8	$70.5
Major (workovers, etc.)	$13.6	$0.5	$14.1

Lease operating (per BOE)
Recurring	$5.30	$22.75	$5.73
Major (workovers, etc.)	$1.14	$1.60	$1.15

Transportation and processing ($MM)	$49.1	$—	$49.1
per BOE	$4.08	$—	$3.98

Production and other taxes ($MM)	$20.0	$1.1	$21.1
per BOE	$1.67	$3.60	$1.72

General and administrative (G&A), net ($MM)	$49.6	$0.5	$50.1
per BOE	$4.12	$1.74	$4.07

Capitalized direct internal costs ($MM)			$(27.8)
per BOE			$(2.26)

Other ($MM)			$7.2
per BOE			$0.59

Interest expense ($MM)			$46.6
per BOE			$3.78

Capitalized interest ($MM)			$(13.1)
per BOE			$(1.07)
______
Note 1: There was no operating activity during the fourth quarter of 2014 related to our discontinued operations.

Note 2: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 2.1 Bcf during the three months ended December 31, 2014.

Note 3: Average realized prices include the effects of derivative contracts. If the effects of these contracts were excluded, the average realized price for natural gas for our domestic and total continuing operations would have been $3.65 per Mcf and our domestic and total continuing operations crude oil and condensate average realized prices would have been $62.38 per barrel and $62.19 per barrel, respectively. We did not have any derivative contracts associated with our NGL or China production as of December 31, 2014.

CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited, in millions, except per share data)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013

Oil, gas and NGL revenues	$495	$510	$2,288	$1,857

Operating expenses:
Lease operating	85	81	321	284
Transportation and processing	49	36	174	137
Production and other taxes	21	18	111	79
Depreciation, depletion and amortization	237	188	870	685
General and administrative	50	59	222	219
Other	7	2	15	3
Total operating expenses	449	384	1,713	1,407

Income (loss) from operations	46	126	575	450

Other income (expense):
Interest expense	(47)	(53)	(200)	(205)
Capitalized interest	13	13	53	53
Commodity derivative income (expense)	578	(31)	610	(97)
Other, net	(11)	(3)	(6)	—
Total other income (expense)	533	(74)	457	(249)

Income (loss) from continuing operations before income taxes	579	52	1,032	201

Income tax provision (benefit)	212	(68)	382	128
Income (loss) from continuing operations	367	(16)	650	73
Income (loss) from discontinued operations, net of tax	(7)	33	250	74
Net income (loss)	$360	$17	$900	$147

Earnings per share:
Basic
Income (loss) from continuing operations	$2.67	$(0.12)	$4.76	$0.39
Income (loss) from discontinued operations	(0.05)	0.25	1.83	0.55
Basic earnings (loss) per share	$2.62	$0.13	$6.59	$0.94
Diluted
Income (loss) from continuing operations	$2.65	$(0.12)	$4.71	$0.39
Income (loss) from discontinued operations	(0.05)	0.25	1.81	0.55
Diluted earnings (loss) per share	$2.60	$0.13	$6.52	$0.94

Weighted-average number of shares outstanding for basic income (loss) per share	137	136	137	135

Weighted-average number of shares outstanding for diluted income (loss) per share	138	137	138	136

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$14	$95
Restricted cash	—	90
Derivative assets	431	—
Other current assets	495	716
Total current assets	940	901

Oil and gas properties, net (full cost method)	8,232	8,101
Derivative assets	190	26
Other assets	236	293
Total assets	$9,598	$9,321

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	$8	$62
Other current liabilities	1,093	1,228
Total current liabilities	1,101	1,290

Other liabilities	45	38
Long-term debt	2,892	3,694
Asset retirement obligations	183	201
Deferred taxes	1,484	1,142
Total long-term liabilities	4,604	5,075

STOCKHOLDERS' EQUITY
Common stock, treasury stock and additional paid-in capital	1,567	1,527
Accumulated other comprehensive gain (loss)	(1)	2
Retained earnings	2,327	1,427
Total stockholders' equity	3,893	2,956
Total liabilities and stockholders' equity	$9,598	$9,321

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	For the Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$900	$147
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	903	930
Deferred tax provision (benefit)	509	143
Stock-based compensation	28	43
Commodity derivative (income) expense	(610)	97
Cash receipts (payments) related to derivative contracts, net	(39)	60
Gain on sale of Malaysia business	(373)	—
Other, net	21	14
	1,339	1,434
Changes in operating assets and liabilities	48	11
Net cash provided by (used in) operating activities	1,387	1,445

Cash flows from investing activities:
Additions to oil and gas properties and other	(2,095)	(2,023)
Acquisitions of oil and gas properties	(33)	(72)
Proceeds from sales of oil and gas properties	620	36
Proceeds received from sale of Malaysia business, net	809	—
Redemptions of investments	39	1
Net cash provided by (used in) investing activities	(660)	(2,058)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	(203)	649
Repayment of senior subordinated notes	(600)	—
Other, net	(5)	(29)
Net cash provided by (used in) financing activities	(808)	620

Increase (decrease) in cash and cash equivalents	(81)	7
Cash and cash equivalents, beginning of period	95	88
Cash and cash equivalents, end of period	$14	$95

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the fourth quarter of 2014 and full year of 2014 for our continuing operations stated without the effect of certain items to net income is shown below:

	4Q14	2014
	(in millions)

Net Income (loss)	$360	$900
Income (loss) from discontinued operations, net of tax	(7)	250
Income (loss) from continuing operations	367	650
Net unrealized gain on commodity derivatives(1)	(510)	(649)
Premium to call our Senior Notes due 2018	14	14
Writedown of inventory	7	9
Income tax adjustment for above items	175	224
Earnings stated without the effect of the above items	$53	$248

(1) The determination of "Net unrealized gain on commodity derivatives" for the fourth quarter and full year of 2014 is as follows:

		4Q14	2014
		(in millions)
Commodity derivative income (expense)	$	$ 578	$ 610
Cash payments (receipts) related to derivative contracts, net		(68)	39
Net unrealized gain on commodity derivatives	$	$ 510	$ 649

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	4Q14	2014
	(in millions)

Net cash provided by operating activities	$317	$1,387
Net change in operating assets and liabilities	20	(48)
Net cash provided by operating activities before changes
in operating assets and liabilities	$337	$1,339